THE NEW AMERICA HIGH INCOME FUND, INC.


[NEW AMERICA HIGH INCOME FUND LOGO]

ANNUAL REPORT
DECEMBER 31, 2002

EQUISERVE TRUST COMPANY N.A.
P.O. BOX 43011
PROVIDENCE, RI 02940-3011


NEHCM-AR-02

                                                                February 3, 2003

DEAR SHAREHOLDER,

The year ended December 31, 2002 was among the worst ever for the high yield bond market. Our Fund's leveraged structure magnified the market's poor performance. As we have often reminded our shareholders, leverage is a two-edged sword. New America's total return for the year was approximately -13%, calculated from the decline in the market value of $.63 cents a share, offset in part by dividends of $.2875 paid during the year. The Fund's net asset value per share declined from $2.61 to $1.89 during 2002. Part of this decline has been recovered in 2003 as the net asset value has risen to $1.96 at January 31, 2003. The Board has currently targeted a monthly dividend of $.0175 per share although as we move through the year, market conditions and actual portfolio results will determine what is paid.

For the last two years conventional wisdom has been that the high yield market was at, or near, a bottom. Conventional wisdom proved to be wrong. It is of little comfort to note that the major equity market indices have fared even worse than the high yield bond market. News about corporate malfeasance, declining consumer confidence, and fear of war were some of the factors that influenced investors to flee from any asset class perceived to have high risk. For most of the year, the prices of high yield bonds declined despite a climate of historically low interest rates on higher quality assets and an economy that may be showing signs of a slow recovery.

The reduction in the Fund's Auction Term Preferred Stock (the "ATP") outstanding was a principal cause of the dividend reduction announced in December. The ATP creates the leverage in our Fund. The ATP maintains a AAA rating from Moody's Investors Service and Fitch Ratings, provided the Fund meets specified asset coverage requirements. The Fund must also meet certain asset coverage requirements under federal securities laws. During the year the Fund reduced the amount of ATP outstanding by $50 million in order to maintain compliance with the applicable asset coverage requirements, leaving $100 million outstanding at year-end. A reduction in the amount of the Fund's leverage (the ATP) generally causes a reduction in the Fund's income. At year-end, the Fund was paying an effective cost of 4.50% on the ATP, while its portfolio of high yield bonds yielded over 9%. Other factors that contributed to the decline in the Fund's income were portfolio defaults earlier in 2002 and an upgrading of the Fund's portfolio that resulted in a lower portfolio yield. The Fund's portfolio was approximately 43% leveraged at year-end, which should offer an advantage if the high yield market improves in 2003.

The Fund's performance is summarized in the table below.

                                                                              TOTAL RETURNS FOR THE PERIODS
                                                                                 ENDED DECEMBER 31, 2002
                                                                      -------------------------------------------
                                                                                                3 YEARS
                                                                                      ---------------------------
                                                                      12 MONTHS       CUMULATIVE   AVERAGE ANNUAL
                                                                      ---------       ----------   --------------
New America High Income Fund (Stock Price and Dividends)*              (13.0)%           (4.6)%         (1.6)%
New America High Income Fund (NAV and Dividends)                       (17.1)           (27.6)         (10.2)
Lipper Closed-End Fund Leveraged High Yield Average                     (5.9)           (20.6)          (7.7)

* Because the Fund's shares may trade at either a discount or a premium to the Fund's net asset value per share, returns based upon the share price and dividends will tend to differ from those derived from the underlying change in net asset value.

Sources: Lipper Analytical Services and The New America High Income Fund, Inc.

On December 2, 2002, T. Rowe Price Associates, Inc. ("TRP") became the Fund's investment adviser. The Board selected TRP after an extensive search for a very experienced, high yield bond management team with a superior investment record and the resources to service the Fund. We are delighted that TRP and, in particular, Mark Vaselkiv, the portfolio manager responsible for the Fund's investments, were able to take on this assignment. Mark elaborates on the state of the high yield bond market below.

HIGH YIELD MARKET UPDATE

The high yield market rebounded in the last two months of the year, after enduring significant challenges for most of 2002. Improving investor psychology and significant new demand for higher yielding securities had a big positive impact on the asset class. The rally in the stock market helped get the recovery started, but high yield bonds also held their own in December when stocks corrected again. Many individual and institutional investors appear to be viewing high yield bonds as a lower risk alternative to equities, with comparable return potential at significantly lower volatility. This theme is translating to significant new cash flow into the market, and lifting the prices of non-investment grade bonds, as managers put their cash to work.

On the fundamental side, cautious optimism is also returning to the high yield market. Last year all corporate bond sectors were rocked by management malfeasance at major companies, a very high default rate and geopolitical risks which slowed economic activity. While these three big negative forces have not been completely resolved, some light exists at the end of the tunnel. These same forces led to a record wave of downgrades into the high yield market last year, dramatically increasing the overall size of the asset class. Fortunately, management teams have woken up to these challenges and have focused on fixing balance sheets as a major priority in 2003. The emphasis on repairing capital structures will be a major theme this year, which could have favorable implications for high yield investors.

STRATEGY REVIEW

Sector selection remained the critical determining factor for performance in the high yield market last year. Many stable, Old Economy industries generated double digit positive returns in 2002. Included in this category were gaming, energy, broadcasting, healthcare and consumer products. Conversely, four sectors inflicted most of the pain felt by high yield investors over the past twelve months. Utilities, airlines, cable television and technology companies faced major operating problems and industry specific challenges. Restructurings and bankruptcies were disproportionately weighted in these areas of the economy. The Fund's portfolio had meaningful positions in these problem areas, but recently, these sectors have reversed course and are outperforming the market as a whole.

Our last shareholder report noted how bifurcated the high yield market had become. This dynamic has become more pronounced. Specifically, about half the asset class is yielding less than 9%, with most of these securities trading at premiums to par value. On the opposite side of the spectrum, 50% of the market is still priced at discounts, with a shrinking component of bonds classified as fundamentally distressed. Last year, over half the bonds in the market trading at less than 50 defaulted on their obligations, but this year we expect the experience to be different. Therefore, we intend to exercise particular care when considering the sale of the portfolio's discounted securities, mindful of the fact that many could enjoy meaningful capital appreciation in an improving market.

We will also look to further diversify the portfolio, by investing in stable industries that have been underweighted in the fund. Two examples are gaming and broadcasting, sectors that have historically provided consistent positive returns for high yield investors. Both are regarded as defensive because of intrinsic asset protection as well as strong operating cash flows. Broadcasters are highly regarded for the inherent value of radio and television stations, and many gaming companies have valuable "bricks and mortar" facilities in prime real estate locations. We expect these moves to improve the overall credit quality of the portfolio, as well as reduce the volatility of the Fund.

In 2003, the portfolio's leveraged structure should be a positive for performance if our fundamental outlook proves correct. We will look for opportunities presenting higher current yield, as well as capital appreciation potential. We particularly favor B-rated bonds trading at 10-12% yields, putting our focus in the middle of the risk spectrum of the high yield market as a whole, but attractive relative to the income potential of investment grade fixed income sectors. We will maintain, however, our strict risk control priorities of broad diversification, conservative industry allocations and a strong sell discipline implemented by our trading desk. These disciplines have served TRP's clients and shareholders well over the past decade, and can help fulfill an important mission of high yield managers, which is preserving our clients' capital.

The high yield bear market has been long and painful, but we are hopeful that the market is now reaching the point where the perseverance of patient high yield investors will be rewarded. We believe the major sector meltdowns are largely behind us, the economy is slowly improving, and high yield managers have shown new discipline after four tough years of high yield bond market underperformance. Absent surprising negative developments on the global political or military fronts, we are optimistic that the positive momentum growing in this asset class over the past six months can be sustained for the foreseeable future.

Both the Fund and T. Rowe Price Associates look forward to a long and rewarding relationship with the shareholders of The New America High Income Fund.

Sincerely,

/s/ Robert F. Birch                          /s/ Mark Vaselkiv

Robert F. Birch                              Mark Vaselkiv
President                                    Vice President
The New America High Income Fund, Inc.       T. Rowe Price Associates, Inc.

                     The New America High Income Fund, Inc.

SCHEDULE OF INVESTMENTS -- DECEMBER 31, 2002 (Dollar Amounts in Thousands)

                                                          MOODY'S
PRINCIPAL                                                 RATING        VALUE
AMOUNT/UNITS                                            (UNAUDITED)    (NOTE 1)
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- 172.55% (d)

AEROSPACE AND DEFENSE -- 1.17%
$   1,600    Sequa Corporation, Senior Notes,
               9%, 08/01/09                                 Ba3       $    1,536
                                                                      ----------
AUTOMOBILE -- 5.00%
    4,000    Accuride Corporation, Senior
               Subordinated Notes,
               9.25%, 02/01/08                              Caa1           2,320
      890    CSK Auto, Inc., Senior Notes,
               12%, 06/15/06                                B2               952
       81    CSK Auto, Inc., Senior
               Subordinated Notes,
               11%, 11/01/06                                B3                83
      165    Cummins, Inc., Senior Notes,
               9.50% 12/01/10 (g)                           Ba2              175
      375    Dana Corporation, Notes
               9%, 08/15/11                                 Ba3              363
      395    Dana Corporation, Senior Notes,
               10.125%, 03/15/10                            Ba3              401
    1,585    Dura Operating Corporation,
               Senior Notes,
               8.625%, 04/15/12                             B1             1,601
      690    Navistar International Corporation,
               Senior Notes,
               9.375%, 06/01/06                             Ba3              662
                                                                      ----------
                                                                           6,557
                                                                      ----------
BANKING -- 1.46%
    1,670    People's Bank, Bridgeport, CT,
               Subordinated Notes,
               9.875% 11/15/10                              Baa3           1,919
                                                                      ----------
BEVERAGE, FOOD AND TOBACCO -- 2.92%
    1,050    Agrilink Foods, Inc., Senior
               Subordinated Notes,
               11.875%, 11/01/08                            B3             1,129
    1,200    B&G Foods, Inc., Senior
               Subordinated Notes,
               9.625%, 08/01/07                             B3             1,236
    1,500    Smithfield Foods, Inc., Senior
               Subordinated Notes,
               7.625%, 02/15/08                             Ba3            1,470
                                                                      ----------
                                                                           3,835
                                                                      ----------
BROADCASTING AND ENTERTAINMENT -- 17.49%
      600    ACME Televison, LLC, Senior
               Discount Notes,
               10.875%, 09/30/04                            B3               612
$     720    Corus Entertainment Inc., Senior
               Subordinated Notes,
               8.75%, 03/01/12                              B1        $      763
      950    CSC Holdings, Inc., Senior Notes,
               7.625%, 04/01/11                             B1               895
    2,940    EchoStar DBS Corporation,
               Senior Notes,
               9.125%, 01/15/09                             B1             3,072
      225    EchoStar DBS Corporation,
               Senior Notes,
               10.375%, 10/01/07                            B1               242
      430    Entravision Communications Corp.,
               Senior Subordinated Notes,
               8.125%, 03/15/09                             B3               447
    3,450    Insight Midwest, L.P., Senior Notes,
               9.75%, 10/01/09                              B2             3,260
    1,500    Insight Midwest, L.P., Senior Notes,
               10.50%, 11/01/10                             B2             1,455
    1,500    Lamar Media Corporation, Senior
               Subordinated Notes,
               7.25%, 01/01/13 (g)                          Ba3            1,522
    3,400    Mediacom Broadband LLC,
               Senior Notes,
               11%, 07/15/13                                B2             3,434
    1,955    Rogers Communications, Inc.,
               Senior Notes,
               8.875%, 07/15/07                             Ba1            1,857
      675    Salem Communications Holding
               Corporation, Senior
               Subordinated Notes,
               7.75%, 12/15/10                              B3               675
    1,200    Sinclair Broadcasting Group, Inc.,
               Senior Subordinated Notes,
               8.75%, 12/15/11                              B2             1,284
    1,500    Time Warner Companies, Inc.,
               Senior Notes,
               9.125%, 01/15/13                             Baa1           1,725
    1,698    Young Broadcasting Inc., Senior
               Subordinated Notes,
               10%, 03/01/11                                B3             1,698
                                                                      ----------
                                                                          22,941
                                                                      ----------
BUILDING AND REAL ESTATE -- 6.73%
      500    Associated Materials Incorporated,
               Senior Subordinated Notes,
               9.75%, 04/15/12                              B3               525

                     The accompanying notes are an integral
                       part of these financial statements.

                                                          MOODY'S
PRINCIPAL                                                 RATING        VALUE
AMOUNT/UNITS                                            (UNAUDITED)    (NOTE 1)
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- CONTINUED

$   2,200    Beazer Homes USA, Inc.,
               Senior Notes,
               8.875%, 04/01/08                             Ba2       $    2,277
    1,500    D.R. Horton, Inc., Senior Notes,
               8%, 02/01/09                                 Ba1            1,500
    1,750    The Ryland Group, Inc., Senior
               Subordinated Notes,
               8.25%, 04/01/08                              Ba3            1,776
    2,000    Standard Pacific Corp., Senior Notes,
               8%, 02/15/08                                 Ba2            2,000
      750    Standard Pacific Corp., Senior Notes,
               8.50%, 06/15/07                              Ba2              754
                                                                      ----------
                                                                           8,832
                                                                      ----------
CARGO TRANSPORTATION -- 2.12%
    2,530    The Kansas City Southern Railway
               Company, Senior Notes,
               9.50%, 10/01/08                              Ba2            2,783
                                                                      ----------
CHEMICALS, PLASTICS AND RUBBER -- 11.77%
      260    American Pacific Corporation,
               Senior Notes,
               9.25%, 03/01/05                              B2               265
    3,400    ARCO Chemical Company,
               Debentures,
               9.80%, 02/01/20                              Ba3            2,788
    1,040    Buckeye Cellulose Corp., Senior
               Subordinated Notes,
               8.50%, 12/15/05                              Caa1             946
      125    Compass Minerals Group, Inc.,
               Guaranteed Senior
               Subordinated Notes,
               10%, 08/15/11                                B3               137
    2,175    Hercules Incorporated,
               Senior Notes,
               11.125%, 11/15/07                            Ba2            2,425
    2,000    IMC Global Inc., Senior Notes,
               11.25%, 06/01/11                             Ba2            2,170
    1,525    Koppers Industries, Inc., Senior
               Subordinated Notes,
               9.875%, 12/01/07                             B2             1,372
    2,620    Lyondell Chemical Company,
               Senior Subordinated Notes,
               10.875%, 05/01/09                            B2             2,214
$   2,330    Resolution Performance
               Products LLC, Senior
               Subordinated Notes,
               13.50%, 11/15/10                             B3        $    2,458
      575    Salt Holdings Corporation, Senior
               Discount Notes,
               12.75%, 12/15/12 (g)(h)                      (e)              310
      460    UCAR Finance Inc.,
               Senior Notes,
               10.25%, 02/15/12                             B3               359
                                                                      ----------
                                                                          15,444
                                                                      ----------
CONTAINERS, PACKAGING AND GLASS -- 10.33%
      500    BWAY Corporation, Senior
               Subordinated Notes,
               10%, 10/15/10 (g)                            B3               519
      415    Graphic Packaging Corp.,
               Senior Subordinated Notes,
               8.625%, 02/15/12                             B2               438
      460    MDP Acquisitions Plc, Senior Notes,
               9.625%, 10/01/12 (g)                         B2               481
    2,000    Owens-Brockway Glass
               Container, Inc., Senior
               Secured Notes,
               8.875%, 02/15/09                             B2             2,050
    1,000    Owens-lllinois, Inc., Senior Notes,
               7.85%, 05/15/04                              B3               985
      865    Paperboard Industries
               International Inc.,
               Senior Notes,
               8.375%, 09/15/07                             B2               830
    1,700    Plastipak Holdings, Inc.,
               Senior Notes,
               10.75%, 09/01/11                             B3             1,794
    3,000    Silgan Corporation, Senior
               Subordinated Debentures,
               9%, 06/01/09                                 B1             3,120
      550    Smurfit Capital Funding Plc,
               Senior Notes,
               6.75%, 11/20/05                              Ba3              558
    1,400    Stone Container Corporation,
               Senior Notes,
               8.375%, 07/01/12                             B2             1,435
    1,265    Stone Container Corporation,
               Senior Notes,
               9.25%, 02/01/08                              B2             1,341
                                                                      ----------
                                                                          13,551
                                                                      ----------

                     The accompanying notes are an integral
                       part of these financial statements.

                                                          MOODY'S
PRINCIPAL                                                 RATING        VALUE
AMOUNT/UNITS                                            (UNAUDITED)    (NOTE 1)
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- CONTINUED

DIVERSIFIED/CONGLOMERATE MANUFACTURING -- 5.83%
$     575    Actuant Financial Corporation,
               Senior Subordinated Notes,
               13%, 05/01/09                                B2        $      673
      275    AGCO Corporation, Senior Notes,
               9.50%, 05/01/08                              Ba3              297
      475    The Manitowoc Company, Inc., Senior
               Subordinated Notes,
               10.50%, 08/01/12 (g)                         B2               494
      420    Numatics, Incorporated, Senior
               Subordinated Notes,
               9.625%, 04/01/08                             Caa2             189
      625    SPX Corporation, Senior Notes,
               7.50%, 01/01/13                              Ba3              633
    1,175    Trimas Corporation, Senior
               Subordinated Notes,
               9.875%, 06/15/12 (g)                         B3             1,163
      195    Tyco International Group, S.A.,
               Senior Notes,
               5.80%, 08/01/06                              Ba2              182
      720    Tyco International Group, S.A.,
               Senior Notes,
               6.125%, 01/15/09                             Ba2              659
      360    Tyco International Group, S.A.,
               Senior Notes,
               6.375%, 02/15/06                             Ba2              340
    2,865    Tyco International Group, S.A.,
               Senior Notes,
               6.375%, 10/15/11                             Ba2            2,679
      360    Tyco International Group, S.A.,
               Senior Notes,
               6.75%, 02/15/11                              Ba2              333
                                                                      ----------
                                                                           7,642
                                                                      ----------
DIVERSIFIED/CONGLOMERATE SERVICE -- 1.14%
      275    Brickman Group Ltd., Senior
               Subordinated Notes,
               11.75%, 12/15/09 (g)                         B2               287
    1,500    United Rentals (North America), Inc.,
               Senior Subordinated Notes,
               9%, 04/01/09                                 B2             1,208
                                                                      ----------
                                                                           1,495
                                                                      ----------
DIVERSIFIED NATURAL RESOURCES, METALS AND MINERALS -- 2.66%
    2,300    Georgia Pacific Corporation, Notes,
               9.50%, 12/01/11                              Ba1            2,254
$     350    Longview Fibre Company, Senior
               Subordinated Notes,
               10%, 01/15/09                                B2        $      368
      825    National Waterworks, Inc., Senior
               Subordinated Notes
               10.50%, 12/01/12 (g)                         B3               866
                                                                      ----------
                                                                           3,488
                                                                      ----------
ECOLOGICAL -- .77%
    1,000    Allied Waste North America, Inc.,
               Senior Notes,
               8.50%, 12/01/08                              Ba3            1,005
                                                                      ----------
ELECTRONICS -- 11.74%
    4,000    Amkor Technology, Senior Notes,
               9.25%, 05/01/06                              B1             3,480
      950    Amkor Technology, Senior
               Subordinated Notes,
               10.50%, 05/01/09                             B3               741
      150    Avaya Inc., Senior Secured Notes,
               11.125%, 04/01/09                            B2               138
      575    Chippac International Ltd., Senior
               Subordinated Notes, Series B,
               12.75%, 08/01/09                             B3               604
    1,145    Fairchild Semiconductor Corporation,
               Senior Subordinated Notes,
               10.375%, 10/01/07                            B2             1,202
      875    Fairchild Semiconductor Corporation,
               Senior Subordinated Notes,
               10.50%, 02/01/09                             B2               949
    1,125    IPC Acquisition Corporation,
               Senior Subordinated Notes,
               11.50%, 12/15/09                             B3               990
    2,725    Lucent Technologies, Inc., Notes,
               5.50%, 11/15/08                              Caa1           1,335
      450    Sanmina-SCI Corporation,
               Senior Secured Notes,
               10.375%, 01/15/10 (g)                        Ba2              455
    4,705    SCG Holding Corporation, Senior
               Subordinated Notes,
               12%, 08/01/09                                Caa1           1,929
    1,875    Solectron Corporation, Senior Notes,
               9.625%, 02/15/09                             Ba3            1,828
    2,175    WESCO Distribution, Inc., Senior
               Subordinated Notes,
               9.125%, 06/01/08                             B3             1,740
                                                                      ----------
                                                                          15,391
                                                                      ----------

                     The accompanying notes are an integral
                       part of these financial statements.

                                                          MOODY'S
PRINCIPAL                                                 RATING        VALUE
AMOUNT/UNITS                                            (UNAUDITED)    (NOTE 1)
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- CONTINUED

FINANCE -- .38%
$     630    Fairfax Financial Holdings, Ltd., Notes,
               7.375%, 03/15/06                             Ba3       $      504
                                                                      ----------
FURNISHINGS, HOUSEWARES, DURABLE CONSUMER PRODUCTS -- .48%
      575    Simmons Company, Senior
               Subordinated Notes,
               10.25%, 03/15/09                             B2               624
                                                                      ----------
GROCERY STORES -- .74%
      950    Winn-Dixie Stores, Inc., Senior Notes,
               8.875%, 04/01/08                             Ba2              969
                                                                      ----------
HEALTHCARE, EDUCATION AND CHILDCARE -- 12.16%
      640    Advanced Medical Optics Inc.,
               Senior Subordinated Notes,
               9.25%, 07/15/10                              B3               659
    1,500    Alaris Medical Systems, Inc.,
               Senior Secured Notes
               11.625%, 12/01/06                            B2             1,695
      785    Alaris Medical Systems, Inc.,
               Senior Subordinated Notes,
               9.75%, 12/01/06                              Caa1             793
      565    AmerisourceBergen Corporation,
               Senior Notes,
               7.25%, 11/15/12 (g)                          Ba3              581
    3,125    Athena Neurosciences Financial,
               Senior Notes,
               7.25%, 02/21/08                              Caa2           1,687
    2,000    Beverly Enterprises, Inc.,
               Senior Notes,
               9%, 02/15/06                                 B1             1,700
    1,000    Bio-Rad Laboratories, Inc.,
               Senior Subordinated Notes,
               11.625%, 02/15/07                            B2             1,105
       75    Concentra Operating Corporation,
               Senior Subordinated Notes,
               13%, 08/15/09                                B3                76
    1,150    CONMED Corporation, Senior
               Subordinated Notes,
               9%, 03/15/08                                 B2             1,196
      405    HealthSouth Corporation,
               Senior Notes,
               8.50%, 02/01/08                              Ba3              350
      945    HealthSouth Corporation,
               Senior Notes,
               7.375%, 10/01/06                             Ba3              817
$   1,420    NDC Health Corporation, Senior
               Subordinated Notes,
               10.50%, 12/01/12 (g)                             (e)   $    1,424
    2,815    Radiologix Inc., Senior Notes,
               10.50%, 12/15/08                             B2             2,196
      380    Sybron Dental Specialities, Senior
               Subordinated Notes,
               8.125%, 06/15/12                             B2               384
      725    Total Renal Care, Inc.,
               Subordinated Convertible Notes,
               7%, 05/15/09                                 B2               719
      275    Triad Hospitals Holdings, Inc.,
               Senior Notes,
               8.75%, 05/01/09                              B1               294
      250    Triad Hospitals Holdings, Inc.,
               Senior Subordinated Notes,
               11%, 05/15/09                                B2               276
                                                                      ----------
                                                                          15,952
                                                                      ----------
HOTELS, MOTELS, INNS AND GAMING -- 16.24%
    1,500    Ameristar Casinos, Inc., Senior
               Subordinated Notes,
               10.75%, 02/15/09                             B3             1,635
      575    Coast Hotels and Casinos, Inc.,
               Senior Subordinated Notes,
               9.50%, 04/01/09                              B2               611
       75    Courtyard By Marriott II Limited
               Partnership, Senior Notes,
               10.75%, 02/01/08                             B1                76
    1,825    John Q. Hammons Hotels, L.P.,
               First Mortgage Notes,
               8.875%, 05/15/12                             B2             1,839
      775    Hard Rock Hotel, Inc., Senior
               Subordinated Notes,
               9.25%, 04/01/05                              Caa1             787
    1,575    Harrah's Operating Company, Inc.,
               Guaranteed Senior Notes,
               8%, 02/01/11                                 Baa3           1,816
    1,000    Harrah's Operating Company, Inc.,
               Guaranteed Senior
               Subordinated Notes,
               7.875%, 12/15/05                             Ba1            1,067
      180    Host Marriott, L.P., Senior Notes,
               9.25%, 10/01/07                              Ba3              181

                     The accompanying notes are an integral
                       part of these financial statements.

                                                          MOODY'S
PRINCIPAL                                                 RATING        VALUE
AMOUNT/UNITS                                            (UNAUDITED)    (NOTE 1)
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- CONTINUED

$   2,215    Host Marriott,L.P., Senior Notes,
               9.50%, 01/15/07                              Ba3       $    2,248
    1,750    MGM Mirage, Senior Secured Notes,
               8.50%, 09/15/10                              Ba1            1,925
    1,650    Penn National Gaming, Inc.,
               Senior Subordinated Notes,
               11.125%, 03/01/08                            B3             1,799
    2,300    Riviera Holdings Corporation,
               Senior Secured Notes,
               11%, 06/15/10                                B2             2,070
      600    Starwood Hotels & Resorts
               Worldwide Inc., Senior Notes
               7.375%, 05/01/07                             Ba1              592
    2,200    Station Casinos, Inc., Senior
               Subordinated Notes,
               8.875%, 12/01/08                             B2             2,293
      400    Turning Stone Casino Resorts
               Enterprise, Senior Notes
               9.125%, 12/15/10 (g)                         B1               410
    1,875    Venetian Casino Resort, LLC,
               Second Mortgage Notes,
               11%, 06/15/10                                Caa1           1,959
                                                                      ----------
                                                                          21,308
                                                                      ----------
LEISURE, AMUSEMENT AND ENTERTAINMENT -- 2.51%
      825    Hasbro Inc., Notes,
               6.15%, 07/15/08                              Ba3              792
    1,600    Icon Health and Fitness Inc.,
               Senior Subordinated Notes,
               11.25%, 04/01/12                             B3             1,392
      350    Speedway Motorsports, Inc.,
               Senior Subordinated Notes,
               8.50%, 08/15/07                              Ba2              366
      700    TravelCenters of America, Inc.,
               Senior Subordinated Notes,
               12.75%, 05/01/09                             B3               742
                                                                      ----------
                                                                           3,292
                                                                      ----------
MACHINERY -- 3.26%
    1,450    Case Corporation, Notes,
               7.25%, 08/01/05                              Ba2            1,218
      675    Terex Corporation, Senior
               Subordinated Notes,
               10.375%, 04/01/11                            B3               635
$   2,375    Universal Compression, Inc.,
               Senior Discount Notes,
               9.875%, 02/15/08 (h)                         B1        $    2,422
                                                                      ----------
                                                                           4,275
                                                                      ----------
MINING, STEEL, IRON AND NON-PRECIOUS METALS -- 4.70%
    1,195    AK Steel Corporation, Senior Notes,
               7.75%, 06/15/12 (g)                          B1             1,204
      650    AK Steel Corporation, Senior Notes,
               7.875%, 02/15/09                             B1               657
    1,800    Century Aluminum Company, Senior
               Secured First Mortgage Notes,
               11.75%, 04/15/08                             Ba3            1,746
    1,500    Russel Metals, Inc.,
               Senior Notes, Units,
               10%, 06/01/09                                B1             1,586
      255    Steel Dynamics, Inc., Senior Notes,
               9.50%, 03/15/09                              B2               268
      600    United States Steel Corporation,
               Senior Notes,
               10.75%, 08/01/08                             Ba3              591
    1,100    Weirton Steel Corporation, Senior
               Secured Notes,
               10%, 04/01/08 (b)                            Caa3             110
                                                                      ----------
                                                                           6,162
                                                                      ----------
OIL AND GAS -- 12.81%
    3,500    Clark Refining & Marketing, Inc.,
               Senior Notes,
               8.375%, 11/15/07                             Ba3            3,360
      875    Dresser, Inc., Senior
               Subordinated Notes,
               9.375%, 04/15/11                             B2               884
      975    Energy Corporation of America,
               Senior Subordinated Notes,
               9.50%, 05/15/07                              Caa3             566
    1,275    Ferrellgas Partners L.P., Senior Notes,
               8.75%, 06/15/12                              B2             1,320
    1,455    Forest Oil Corporation, Senior Notes,
               8%, 06/15/08                                 Ba3            1,535
    1,000    Forest Oil Corporation, Senior Notes,
               8%, 12/15/11                                 Ba3            1,055
    1,650    Giant Industries, Inc., Senior
               Subordinated Notes,
               11%, 05/15/12                                B3             1,122

                     The accompanying notes are an integral
                       part of these financial statements.

                                                          MOODY'S
PRINCIPAL                                                 RATING        VALUE
AMOUNT/UNITS                                            (UNAUDITED)    (NOTE 1)
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- CONTINUED

$     750    Magnum Hunter Resources, Inc.,
               Senior Notes,
               9.60%, 03/15/12                              B2        $      795
    2,000    Pioneer Natural Resources
               Company, Senior Notes,
               9.625%, 04/01/10                             Ba1            2,330
    1,400    Plains Exploration & Production
               Co., L.P., Senior
               Subordinated Notes,
               8.75%, 07/01/12 (g)                          B2             1,456
    2,650    Tesoro Petroleum Corporation,
               Senior Subordinated Notes,
               9.625%, 04/01/12                             B3             1,723
      580    Tesoro Petroleum Corporation,
               Senior Subordinated Notes,
               9.625%, 11/01/08                             B3               371
      275    Westport Resources Corporation,
               Senior Subordinated Notes,
               8.25%, 11/01/11 (g)                          Ba3              287
                                                                      ----------
                                                                          16,804
                                                                      ----------
PERSONAL, FOOD AND MISCELLANEOUS SERVICES -- .90%
    1,125    The Coinmach Corporation,
               Senior Notes,
               9%, 02/01/10                                 B2             1,181
                                                                      ----------
PERSONAL NON-DURABLE CONSUMER PRODUCTS -- 3.00%
    2,500    Corning Consumer Products
               Company, Senior
               Subordinated Notes,
               9.625%, 05/01/08 (a)(b)                          (e)          125
      275    JohnsonDiversey, Inc., Senior
               Subordinated Notes,
               9.625%, 05/15/12 (g)                         B2               289
    1,400    Jostens, Inc., Senior
               Subordinated Notes,
               12.75%, 05/01/10                             B3             1,589
    1,775    Playtex Products, Inc., Senior
               Subordinated Notes,
               9.375%, 06/01/11                             B2             1,935
                                                                      ----------
                                                                           3,938
                                                                      ----------
PERSONAL TRANSPORTATION -- 4.50%
    3,440    Air Canada, Senior Notes,
               10.25%, 03/15/11                             B3             1,926
$   2,000    Atlas Air, Inc., Senior Notes,
               10.75%, 08/01/05                             Caa1      $      440
    3,175    Delta Air Lines, Inc., Notes,
               7.90%, 12/15/09                              Ba3            2,159
      325    Delta Air Lines, Inc., Notes,
               10.375%, 02/01/11                            Ba3              221
      335    Northwest Airlines, Inc. Notes,
               9.875%, 03/15/07                             B2               214
    1,500    Northwest Airlines, Inc., Senior Notes,
               8.875, 06/01/06                              B2               945
                                                                      ----------
                                                                           5,905
                                                                      ----------
PRINTING AND PUBLISHING -- 11.47%
    1,975    K III Communications Corporation,
               Senior Notes,
               8.50%, 02/01/06                              B3             1,847
    1,560    Mail-Well I Corp., Senior Notes,
               9.625%, 03/15/12                             B1             1,373
    4,900    Quebecor Media Inc., Senior Notes,
               11.125%, 07/15/11                            B2             4,508
    1,845    R.H. Donnelley, Inc.,
               Senior Subordinated Notes,
               10.875%, 12/15/12 (g)                        B2             2,011
    2,150    Von Hoffman Corporation, Senior Notes,
               10.25%, 03/15/09                             B2             2,043
    3,155    World Color Press, Inc., Senior
               Subordinated Notes,
               8.375%, 11/15/08                             Baa2           3,259
                                                                      ----------
                                                                          15,041
                                                                      ----------
RETAIL STORES -- 1.94%
    1,400    Gap Inc., Notes,
               10.55%, 12/15/08                             Ba3            1,533
    1,000    J.C. Penney Company, Inc., Notes,
               7.60%, 04/01/07                              Ba3            1,005
                                                                      ----------
                                                                           2,538
                                                                      ----------
TELECOMMUNICATIONS -- 7.85%
    1,025    AT&T Wireless Services, Inc.,
               Senior Notes,
               7.875%, 03/01/11                             Baa2           1,025
    4,500    NEXTEL Communications Inc.,
               Senior Notes,
               9.50%, 02/01/11                              B3             4,117
    2,322    Qwest Services Corporation, Senior
               Subordinated Notes,
               13.50%, 12/15/10 (g)                             (e)        2,438

                     The accompanying notes are an integral
                       part of these financial statements.

                                                          MOODY'S
PRINCIPAL                                                 RATING        VALUE
AMOUNT/UNITS                                            (UNAUDITED)    (NOTE 1)
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- CONTINUED

$   1,000    Rogers Wireless Inc., Senior
               Secured Notes,
               8.30%, 10/01/07                              Ba3       $      910
      275    Rogers Wireless Inc., Senior
               Secured Notes,
               9.625%, 05/01/11                             Ba3              257
      125    Rogers Wireless Inc., Senior
               Subordinated Notes,
               8.80%, 10/01/07                              B2               106
      450    Tritel PCS, Inc., Senior
               Subordinated Notes,
               10.375%, 01/15/11                            Baa2             477
      825    Triton PCS, Inc., Senior
               Subordinated Discount Notes,
               11%, 05/01/08 (h)                            B3               710
      390    US West Capital
               Funding Inc., Notes,
               6.375%, 07/15/08                             Caa2             254
                                                                      ----------
                                                                          10,294
                                                                      ----------
TEXTILES AND LEATHER -- 3.22%
      775    Interface, Inc., Senior Notes,
               7.30%, 04/01/08                              B2               659
    3,100    Levi Strauss & Co., Senior Notes,
               11.625%, 01/15/08                            Caa1           3,007
      575    Levi Strauss & Co., Senior Notes,
               12.25%, 12/15/12 (g)                         B3               564
                                                                      ----------
                                                                           4,230
                                                                      ----------
UTILITIES -- 5.26%
    1,820    Avista Corporation, Senior Notes,
               9.75%, 06/01/08                              Ba1            1,784
    1,515    Calpine Corporation, Senior Notes,
               8.625% 08/15/10                              B1               667
    1,850    Mirant Americas Generation, LLC,
               Senior Notes,
               7.20%, 10/01/08                              Ba3              833
      775    TNP Enterprises, Inc., Senior
               Subordinated Notes,
               10.25%, 04/01/10                             Ba3              728
    2,500    Western Resources, Inc.,
               Senior Notes,
               7.125%, 8/01/09                              Ba2            1,975
$   1,000    Western Resources, Inc.,
               Senior Notes,
               9.75%, 05/01/07                              Ba2       $      910
                                                                      ----------
                                                                           6,897
                                                                      ----------
             TOTAL CORPORATE DEBT SECURITIES
               (Total cost of $245,127)                                  226,333
                                                                      ----------

SHARES
--------------------------------------------------------------------------------
PREFERRED STOCK-- 2.46% (d)

BANKING - 0.00%
   57,935    WestFed Holdings, Inc., Cumulative,
               Series A, Preferred Stock,
               15.50% (a)(c)(f)                                 (e)   $       --
                                                                      ----------
BROADCASTING AND ENTERTAINMENT -- 2.45%
   34,300    CSC Holdings, Inc.,
               Preferred Stock                              B3             3,207
                                                                      ----------
MINING, STEEL, IRON, NON-PRECIOUS METALS -- 0.01%
   18,000    Weirton Steel Corp., Series C
               Preferred Stock (f)                              (e)           18
                                                                      ----------
             TOTAL PREFERRED STOCK
               (Total cost of $8,222)                                      3,225
                                                                      ----------

COMMON STOCK -- 0.00% (d)

    4,780    Mediq Inc. Common Stock (a)(c)(f)                                --
   27,474    WestFed Holdings, Inc., Series B,
               Common Stock (a)(c)(f)                                         --
                                                                      ----------
             TOTAL COMMON STOCK
               (Total cost of $2,596)                                         --
                                                                      ----------

PRINCIPAL
AMOUNT
--------------------------------------------------------------------------------
SHORT-TERM INVESTMENTS -- 2.53% (d)

$   3,325    Ciesco, L.P., Commercial Paper,
               due 01/02/03,
               Discount of 1.22%                            P-1            3,325
                                                                      ----------
             TOTAL SHORT-TERM INVESTMENTS
               (Total cost of $3,325)                                      3,325
                                                                      ----------
             TOTAL INVESTMENTS
               (Total cost of $259,270)                               $  232,883
                                                                      ==========

                     The accompanying notes are an integral
                       part of these financial statements.

(a) Denotes issuer is in bankruptcy proceedings.

(b) Non-income producing security which is on non-accrual and/or has defaulted on interest payments.

(c) Security is valued at fair value using methods determined by the Board of Directors. The total value of these securities at December 31, 2002 was $0.

(d) Percentages indicated are based on total net assets to common shareholders of $131,170.

(e) Not rated.

(f) Non-income producing.

(g) Securities are exempt from registration under Rule 144A of the Securities Act of 1933. Such securities may be resold, normally to qualified institutional buyers in transactions exempt from registration. See Note 1(a) of the Notes to Financial Statements for vaulation policy. Total market value of Rule 144A securities amounted to $16,936 as of December 31, 2002.

(h) Securities are step interest bonds. Interest on these bonds accrue based on the effective interest rate.

                     The accompanying notes are an integral
                       part of these financial statements.

                     The New America High Income Fund, Inc.

STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2002

ASSETS: (Dollars in thousands, except per share amounts)
INVESTMENTS IN SECURITIES, at value (Identified
  cost of $259,270 see Schedule of Investments
  and Notes 1 and 2)                                                 $   232,883
RECEIVABLES:
  Investment securities Sold                                                 450
  Interest and dividends                                                   5,892
PREPAID EXPENSES                                                              31
                                                                     -----------
    Total assets                                                     $   239,256
                                                                     -----------
LIABILITIES:
PAYABLES:
  Dividend on common stock                                           $       749
  Dividend on preferred stock                                                 43
INTEREST RATE SWAP, at fair value (Note 6)                                 6,768
ACCRUED EXPENSES (Note 3)                                                    526
                                                                     -----------
    Total liabilities                                                $     8,086
                                                                     -----------
AUCTION TERM PREFERRED STOCK:
  $1.00 par value, 1,000,000 shares authorized,
    4,000 shares issued and outstanding,
    liquidation preference of $25,000 per share
    (Notes 4 and 5)                                                  $   100,000
                                                                     -----------
NET ASSETS                                                           $   131,170
                                                                     ===========
REPRESENTED BY:
COMMON STOCK:
  $0.01 par value, 200,000,000 shares authorized,
    69,548,153 shares issued and outstanding                         $       695
CAPITAL IN EXCESS OF PAR VALUE                                           340,125
UNDISTRIBUTED NET INVESTMENT INCOME
  (Note 2)                                                                   351
ACCUMULATED NET REALIZED LOSS FROM
  SECURITIES TRANSACTIONS (Note 2)                                      (176,846)
NET UNREALIZED DEPRECIATION ON
  INVESTMENTS AND INTEREST RATE SWAPS                                    (33,155)
                                                                     -----------
  Net assets applicable to common stock
    (Equivalent to $1.89 per share, based on
    69,548,153 shares outstanding)                                   $   131,170
                                                                     ===========

STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED DECEMBER 31, 2002

INVESTMENT INCOME: (Note 1) (Dollars in thousands)
  Interest income                                                    $    27,320
  Other income                                                               276
  Dividend income                                                             95
                                                                     -----------
    Total investment income                                          $    27,691
                                                                     -----------
EXPENSES:
Cost of leverage:
  Preferred and auction fees (Note 5)                                $       278
                                                                     -----------
    Total cost of leverage                                           $       278
                                                                     -----------
Professional services expenses:
  Management fees (Note 3)                                           $       686
  Legal fees                                                                 316
  Custodian and transfer agent fees                                          240
  Computer systems upgrade expense                                           101
  Audit fees                                                                  77
                                                                     -----------
    Total professional services expenses                             $     1,420
                                                                     -----------
Administrative expenses:
  General administrative fees                                        $       435
  Directors' fees                                                            212
  NYSE fees                                                                   68
  Miscellaneous expenses                                                      64
  Shareholder communications expenses                                         37
                                                                     -----------
    Total administrative expenses                                    $       816
                                                                     -----------
    Total expenses                                                   $     2,514
                                                                     -----------
    Net investment income                                            $    25,177
                                                                     -----------
REALIZED AND UNREALIZED LOSS ON INVESTMENT ACTIVITIES:
Realized loss on investments and interest rate
  swap agreements                                                    $   (45,362)
                                                                     -----------
Net swap settlement disbursements (Note 6)                           $    (2,851)
                                                                     -----------
Change in net unrealized depreciation
  on investments                                                     $     3,926
Change in unrealized depreciation
  on interest rate swap agreement                                         (8,290)
                                                                     -----------
    Total change in net unrealized depreciation
      on investments and interest rate swap                          $    (4,364)
                                                                     -----------
    Net loss on investments and interest rate swap                   $   (52,577)
                                                                     -----------
COST OF PREFERRED LEVERAGE
  Distributions to preferred stockholders                            $    (2,530)
                                                                     -----------
    Net decrease in net assets resulting from operations             $   (29,930)
                                                                     ===========

                     The accompanying notes are an integral
                       part of these financial statements.

                     The New America High Income Fund, Inc.

STATEMENTS OF CHANGES IN NET ASSETS

                                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                                         2002                 2001
                                                                                     -----------           ----------
FROM OPERATIONS: (Dollars in thousands, except per share amounts)
  Net investment income                                                              $    25,177           $   32,459
  Realized loss on investments, net                                                      (45,362)             (67,922)
  Net swap settlement disbursements                                                       (2,851)              (1,327)
  Change in net unrealized depreciation on investments and other
    financial instruments                                                                 (4,364)              51,137
Distributions from net investment income related to preferred stock
  Dividends to preferred stockholders ($488 and $1,057 per preferred share in
    2002 and 2001, respectively)                                                          (2,530)              (6,652)
                                                                                     -----------           ----------
    Net increase (decrease) in net assets resulting from operations                  $   (29,930)          $    7,695
                                                                                     -----------           ----------
FROM FUND SHARE TRANSACTIONS:
  Net asset value of 1,215,044 shares and 1,064,683 shares issued to common
    stockholders for reinvestment of dividends in 2002 and 2001, respectively        $     2,710           $    3,043
                                                                                     -----------           ----------
    Increase in net assets resulting from fund share transactions                    $     2,710           $    3,043
                                                                                     -----------           ----------
DISTRIBUTIONS TO COMMON STOCKHOLDERS:
    From net investment income ($.29 and $.36 per share in 2002 and 2001,
      respectively)                                                                  $   (19,841)          $  (24,435)
                                                                                     -----------           ----------
Total net decrease in net assets                                                     $   (47,061)          $  (13,697)
                                                                                     -----------           ----------
NET ASSETS APPLICABLE TO COMMON STOCK:
  Beginning of period                                                                $   178,231           $  191,928
                                                                                     -----------           ----------
  End of period (Including $351 and $317 of undistributed net investment
    income at December 31, 2002 and December 31, 2001, respectively)                 $   131,170           $  178,231
                                                                                     ===========           ==========

                     The accompanying notes are an integral
                       part of these financial statements.

                     The New America High Income Fund, Inc.

FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS
FOR EACH SHARE OF COMMON STOCK OUTSTANDING THROUGHOUT THE PERIOD

                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                    2002       2001(c)        2000         1999        1998(b)      1997(b)
                                                  --------     --------     --------     --------     --------     --------
NET ASSET VALUE:
  Beginning of period                             $   2.61     $   2.85     $   3.86     $   4.16     $   5.03     $   4.94
                                                  --------     --------     --------     --------     --------     --------
NET INVESTMENT INCOME                                  .37          .48          .60          .66          .71#         .70#
NET REALIZED AND UNREALIZED GAIN
  (LOSS) ON INVESTMENTS AND
  OTHER FINANCIAL INSTRUMENTS                         (.72)        (.24)       (1.00)        (.30)        (.81)#        .25#
DISTRIBUTIONS FROM NET INVESTMENT INCOME
  RELATED TO PREFERRED STOCK:                         (.08)        (.12)        (.18)        (.18)        (.17)        (.16)
                                                  --------     --------     --------     --------     --------     --------
    TOTAL FROM INVESTMENT OPERATIONS                  (.43)         .12         (.58)         .18         (.27)         .79
                                                  --------     --------     --------     --------     --------     --------
DISTRIBUTIONS TO COMMON SHAREHOLDERS:
  From net investment income                          (.29)        (.36)        (.43)        (.48)        (.54)        (.53)
  In excess of net investment income                    --           --           --           --           --         (.01)
                                                  --------     --------     --------     --------     --------     --------
    TOTAL DISTRIBUTIONS                               (.29)        (.36)        (.43)        (.48)        (.54)        (.54)
                                                  --------     --------     --------     --------     --------     --------
Effect of rights offering and related expenses;
  and Auction Term Preferred Stock offering
  costs and sales load                                  --           --           --           --         (.06)        (.16)
                                                  --------     --------     --------     --------     --------     --------
NET ASSET VALUE:
  End of period                                   $   1.89     $   2.61     $   2.85     $   3.86     $   4.16     $   5.03
                                                  ========     ========     ========     ========     ========     ========
PER SHARE MARKET VALUE:
  End of period                                   $   2.01     $   2.64     $   2.63     $   3.13     $   4.25     $   5.63
                                                  ========     ========     ========     ========     ========     ========
TOTAL INVESTMENT RETURN+                            (12.97)%      13.97%       (3.84)%     (16.92)%     (15.15)%      21.97%
                                                  ========     ========     ========     ========     ========     ========

                     The accompanying notes are an integral
                       part of these financial statements.

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                        2002       2001(c)        2000         1999        1998(b)     1997(b)
                                                     ---------    ---------    ---------    ---------     ---------   ---------
NET ASSETS, END OF PERIOD, APPLICABLE
  TO COMMON STOCK (a)                                $ 131,170    $ 178,231    $ 191,928    $ 258,215     $ 273,518   $ 243,625
                                                     =========    =========    =========    =========     =========   =========
NET ASSETS, END OF PERIOD, APPLICABLE
  TO PREFERRED STOCK (a)                             $ 100,000    $ 150,000    $ 160,000    $ 210,000     $ 210,000   $ 150,000
                                                     =========    =========    =========    =========     =========   =========
TOTAL NET ASSETS APPLICABLE
  TO COMMON AND PREFERRED STOCK,
  END OF PERIOD (a)                                  $ 231,170    $ 328,231    $ 351,928    $ 468,215     $ 483,518   $ 393,625
                                                     =========    =========    =========    =========     =========   =========
EXPENSE RATIOS:
  Ratio of preferred and other debt
    expenses to average net assets*                        .18%         .17%         .19%         .18%          .14%        .13%
  Ratio of operating expenses to average
    net assets*                                           1.46%        1.11%         .99%         .89%          .82%        .92%
                                                     ---------    ---------    ---------    ---------     ---------   ---------
RATIO OF TOTAL EXPENSES TO AVERAGE
  NET ASSETS*                                             1.64%        1.28%        1.18%        1.07%          .96%       1.05%
                                                     =========    =========    =========    =========     =========   =========
RATIO OF NET INVESTMENT INCOME TO
  AVERAGE NET ASSETS*                                    16.48%       16.70%       17.46%       16.36%        15.22%      13.86%
RATIO OF TOTAL EXPENSES TO AVERAGE
  NET ASSETS APPLICABLE TO COMMON
  AND PREFERRED STOCK                                      .89%         .71%         .64%         .60%          .58%        .66%
RATIO OF NET INVESTMENT INCOME TO
  AVERAGE NET ASSETS APPLICABLE TO
  COMMON AND PREFERRED STOCK                              8.91%        9.23%        9.41%        9.16%         9.26%       8.75%
PORTFOLIO TURNOVER RATE                                  82.47%       38.89%       45.58%       66.74%       124.67%     108.84%

(a) Dollars in thousands.
(b) The Fund issued Series C ATP on May 6, 1997 and Series D ATP on May 20, 1998. The per share data and ratios for the years ended December 31, 1997 and 1998 reflect these transactions.
(c) As required, effective January 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing discount and premium on debt securities. This had no effect on net investment income per share and a $.01 increase to net realized and unrealized loss per share for the year ended December 31, 2001. The effect of this change did increase the ratio of net investment income to average net assets from 16.29% to 16.70%. Per share, ratios and supplemental data for periods prior to January 1, 2001 have not been restated to reflect this change in presentation.
  * Ratios calculated on the basis of expenses and net investment income applicable to the common shares relative to the average net assets of the common stockholders only. The expense ratio and net investment income ratio do not reflect the effect of dividend payments (including net swap settlement receipts/payments) to preferred stockholders.
  # Calculation is based on average shares outstanding during the indicated period due to the per share effect of the Fund's March 1997 and March 1998 rights offerings.
  + Total investment return is calculated assuming a purchase of common stock at the current market value on the first day and a sale at the current market value on the last day of each year reported. Dividends and distributions are assumed for purposes of this calculation to be reinvested at prices obtained under the dividend reinvestment plan. This calculation does not reflect brokerage commissions.

                     The accompanying notes are an integral
                       part of these financial statements.

                     The New America High Income Fund, Inc.

INFORMATION REGARDING
SENIOR SECURITIES

                                                                             AS OF DECEMBER 31,
                                             2002           2001           2000           1999           1998           1997
                                        -------------  -------------  -------------  -------------  -------------  -------------
TOTAL AMOUNT OUTSTANDING:
  Preferred Stock                       $ 100,000,000  $ 150,000,000  $ 160,000,000  $ 210,000,000  $ 210,000,000  $ 150,000,000

ASSET COVERAGE:
  Per Preferred Stock Share (1)         $      57,793  $      54,705  $      54,989  $      55,740  $      57,562  $      65,604

INVOLUNTARY LIQUIDATION PREFERENCE:
  Preferred Stock Share (2)             $      25,000  $      25,000  $      25,000  $      25,000  $      25,000  $      25,000

APPROXIMATE MARKET VALUE:
  Per Preferred Stock Share (2)         $      25,000  $      25,000  $      25,000  $      25,000  $      25,000  $      25,000

(1) Calculated by subtracting the Fund's total liabilities (not including the Preferred Stock) from the Fund's total assets and dividing such amount by the number of Preferred Shares outstanding.

(2) Plus accumulated and unpaid dividends.

                     The accompanying notes are an integral
                       part of these financial statements.

                     The New America High Income Fund, Inc.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002

(1) SIGNIFICANT ACCOUNTING AND OTHER POLICIES

   The New America High Income Fund, Inc. (the Fund) was organized as a corporation in the state of Maryland on November 19, 1987 and is registered with the Securities and Exchange Commission as a diversified, closed-end investment company under the Investment Company Act of 1940. The Fund commenced operations on February 26, 1988. The investment objective of the Fund is to provide high current income while seeking to preserve stockholders' capital through investment in a professionally managed, diversified portfolio of "high yield" fixed-income securities.

   The Fund invests primarily in fixed maturity corporate debt securities that are rated less than investment grade. Risk of loss upon default by the issuer is significantly greater with respect to such securities compared to investment grade securities because these securities are generally unsecured and are often subordinated to other creditors of the issuer and because these issuers usually have high levels of indebtedness and are more sensitive to adverse economic conditions, such as a recession, than are investment grade issuers. In some cases, the collection of principal and timely receipt of interest is dependent upon the issuer attaining improved operating results, selling assets or obtaining additional financing.

   See the schedule of investments for information on individual securities as well as industry diversification and credit quality ratings.

   The Fund's financial statements have been prepared in conformity with generally accepted accounting principles in the United States that require the management of the Fund to, among other things, make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   The following is a summary of significant accounting policies consistently followed by the Fund, which are in conformity with those generally accepted in the investment company industry.

   (a) VALUATION OF INVESTMENTS--Investments for which market quotations are readily available are stated at market value, which is determined by using the most recently quoted bid price provided by an independent pricing service or principal market maker. Independent pricing services provide market quotations based primarily on quotations from dealers and brokers, market transactions, accessing data from quotations services, offering sheets obtained from dealers and various relationships between securities. Short-term investments having maturities of 60 days or less are stated at amortized cost, which approximates market value. Following procedures approved by the Board of Directors, investments for which market quotations are not readily available (primarily fixed-income corporate bonds and notes) are stated at fair value on the basis of subjective valuations furnished by securities dealers and brokers. Other investments, with a cost of approximately $7,514,000 and a value of $0, are valued in good faith at fair market value using methods determined by the Board of Directors.

   (b) INTEREST AND DIVIDEND INCOME--Interest income is accrued on a daily basis. Discount on short-term investments is amortized to investment income. Premiums or discounts on corporate debt securities are amortized based on the interest method for financial reporting purposes. All income on original issue discount and step interest bonds is accrued based on the effective interest method for tax reporting purposes as required by federal income tax regulations. The Fund does not amortize market premiums or discounts for tax purposes. Dividend payments received in the form of additional securities are recorded on the ex-dividend date in an amount equal to the value of the security on such date.

   (c) FEDERAL INCOME TAXES--It is the Fund's policy to comply with the requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders each year. Accordingly, no federal income tax provision is required.

(2) TAX MATTERS AND DISTRIBUTIONS

   At December 31, 2002, the total cost of securities (including temporary cash investments) for federal income tax purposes was approximately $259,345,000. Aggregate gross unrealized gain on securities in which there was an excess of value over tax cost was approximately $5,492,000. Aggregate unrealized loss on securities in which there was an excess of tax cost over value was approximately $31,954,000. Net unrealized loss on investments for tax purposes at December 31, 2002 was approximately $26,462,000.

   At December 31, 2002, the Fund had approximate capital loss carryovers available to offset future capital gains, if any, to the extent provided by regulations:

CARRYOVER AVAILABLE                     EXPIRATION DATE
-------------------                    -----------------
   $  35,581,000                       December 31, 2007
      21,822,000                       December 31, 2008
      67,042,000                       December 31, 2009
      46,118,000                       December 31, 2010
   -------------
   $ 170,563,000
   =============

   It is the policy of the Fund to reduce future distributions of realized gains to shareholders to the extent of the unexpired capital loss carry forward.

   The tax character of distributions paid to common and preferred shareholders of approximately $22,371,000 in 2002 was from ordinary income.

   As of December 31, 2002, the components of distributable earnings on a tax basis were approximately:

Undistributed Net Investment Income         $      402,000
Undistributed Long-Term Gain                            --
Unrealized Gain (Loss)                      $  (26,462,000)
Capital Losses Carry Forward
  and Post October Losses Deferred          $ (176,822,000)

   The difference between components of distributable earnings on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to wash sales, accrued interest on defaulted bonds and amortization of swap termination payments.

   Distributions on common stock are declared based upon annual projections of the Fund's investment company taxable income. The Fund records all dividends and distributions payable to shareholders on the ex-dividend date and declares and distributes income dividends monthly.

   The Fund was required to amortize market discounts and premiums for financial reporting purposes beginning January 1, 2001. This new accounting policy resulted in additional interest income for financial reporting purposes only. The Fund does not amortize market discounts or premiums for tax purposes. Therefore, the additional interest income for financial reporting purposes does not result in additional common stock dividend income.

   The Fund has recorded several reclassifications in the capital accounts to present undistributed net investment income or accumulated net realized gains and losses on a tax basis, which is considered to be more informative to the shareholder. These reclassifications have no impact on the net asset value of the Fund.

(3) INVESTMENT ADVISORY AGREEMENT

   Wellington Management Company, LLP, the Fund's Investment Advisor, for the eleven months ended

November 30, 2002 earned approximately $635,000 in management fees. Management fees paid by the Fund to Wellington Management were calculated at .45 of 1% (on an annual basis) of the average weekly value of the Fund's net assets attributable to common stock.

   The Fund's Board of Directors voted to appoint T. Rowe Price Associates, Inc. (T. Rowe Price) as the Fund's investment advisor succeeding Wellington Management Company, LLP in that capacity. An interim investment advisory agreement with T. Rowe Price took effect concurrently with the termination of the existing investment advisory agreement on December 2, 2002. Prior to the expiration of the 150 day term of the interim contract, the Fund will hold a meeting of stockholders to seek stockholder approval of the new advisory agreement with T. Rowe Price. If stockholders approve the new advisory agreement, the annual advisory fee payable to T. Rowe Price will be 0.50% on the first $50,000,000 of the Fund's average weekly net assets, 0.40% on the next $50 million and 0.30% on average weekly net assets in excess of $100 million. T. Rowe Price's fee will be calculated based on assets attributable to the Fund's common and auction term preferred stock. At December 31, 2002, the fee payable to T. Rowe Price was approximately $51,000, which was included in accrued expenses on the accompanying statement of assets and liabilities.

(4) AUCTION TERM PREFERRED STOCK (ATP)

   The Fund had 4,000 shares of ATP issued and outstanding at December 31, 2002. The ATP's dividends are cumulative at a rate determined at an auction, and dividend periods will typically be 28 days unless notice is given for periods to be longer or shorter than 28 days. Dividend rates ranged from 1.40% to 2.35% for the year ended December 31, 2002. The average dividend rate as of December 31, 2002 was 1.47%.

   The ATP is redeemable, at the option of the Fund, or subject to mandatory redemption (if the Fund is in default of certain coverage requirements) at a redemption price equal to $25,000 per share plus accumulated and unpaid dividends. The ATP has a liquidation preference of $25,000 per share plus accumulated and unpaid dividends. The Fund is required to maintain certain asset coverages with respect to the ATP under the Fund's Charter and the 1940 Act in order to maintain the Fund's Aaa/AAA ratings by Moody's Investors Service, Inc. and Fitch, Inc., respectively.

   Under Emerging Issues Task Force (EITF) promulgation Topic D-98, CLASSIFICATION AND MEASUREMENT OF REDEEMABLE SECURITIES, which was issued on July 19, 2001, preferred securities that are redeemable for cash or other assets are to be classified outside of permanent equity to the extent that redemption is at a fixed or determinable price and at the option of the holder or upon the occurrence of an event that is not solely within the control of the issuer. Subject to the guidance of the EITF, the Fund's preferred stock is shown outside of permanent equity (net assets) in the accompanying financial statements. In connection with Topic D-98 distributions related to preferred stock are reflected in the statements of changes in net assets and financial highlights as distributions from operations. Prior year amounts have also been reclassified to conform with this presentation. The impact of this reclassification creates no change to the net assets available to common shareholders.

   During 2002, the Fund repurchased $50,000,000 of ATP.

(5) ATP AUCTION-RELATED MATTERS

   Bankers Trust Company (BTC) serves as the ATP's auction agent pursuant to an agreement entered into on

January 4, 1994. The term of the agreement is unlimited and may be terminated by either party. BTC may resign upon notice to the Fund, such resignation to be effective on the earlier of the 90th day after the delivery of such notice and the date on which a successor auction agent is appointed by the Fund. The Fund may also replace BTC as auction agent at any time.

   After each auction, BTC as auction agent will pay to each broker-dealer, from funds provided by the Fund, a maximum service charge at the annual rate of 0.25 of 1% or such other percentage subsequently agreed to by the Fund and the broker-dealers, of the purchase price of shares placed by such broker-dealers at such auction. In the event an auction scheduled to occur on an auction date fails to occur for any reason, the broker-dealers will be entitled to service charges as if the auction had occurred and all holders of shares placed by them had submitted valid hold orders. The Fund incurred approximately $278,000 for service charges through December 31, 2002. This amount is included under the caption preferred and auction fees in the accompanying statement of operations.

(6) INTEREST RATE SWAPS

   The Fund entered into an interest payment swap arrangement with Fleet Bank (Fleet) for the purpose of partially hedging its dividend payment obligations with respect to the ATP. Pursuant to the Swap Arrangement the Fund makes payments to Fleet on a monthly basis at a fixed annual rate. In exchange for such payment Fleet makes payments to the Fund on a monthly basis at a variable rate determined with reference to one month LIBOR. The variable rates ranged from 1.44% to 2.14% for the year ended December 31, 2002. The effective date, notional amount, maturity and fixed rate of the swap is as follows:

                         NOTIONAL                                       FIXED
EFFECTIVE                CONTRACT                                      ANNUAL
  DATE                    AMOUNT                 MATURITY               RATE
 10/1/01               $100 million              10/1/06                4.50%

   Swap transactions, which involve future settlement, give rise to credit risk. Credit risk is the amount of loss the Fund would incur in the event counterparties failed to perform according to the terms of the contractual commitments. In the event of nonperformance by the counterparty, the Fund's dividend payment obligation with respect to the ATP would no longer be partially hedged. Therefore, the ATP dividend would no longer be partially fixed. In an unfavorable interest rate environment, the Fund would be subject to higher net ATP dividend payments, resulting in less income available for the common share dividend. The Fund does not anticipate nonperformance by any counterparty. While notional contract amounts are used to express the volume of interest rate swap agreements, the amounts potentially subject to credit risk, in the event of nonperformance by counterparties, are substantially smaller.

   The Fund accounts for interest rate swaps in accordance with the Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement requires an entity to recognize all freestanding derivative instruments in the balance sheet as either assets or liabilities and measure them at fair value. Any change in the unrealized gain or loss is recorded in current earnings. For the year ended December 31, 2002, the Fund's obligations under the swap agreements were more than the amount received from Fleet by approximately $2,851,000 and is included in the accompanying statement of operations.

   The estimated fair value of the interest rate swap agreement at December 31, 2002 amounted to approximately $6,768,000 of unrealized loss and is presented in the accompanying balance sheet.

(7) REPURCHASE AGREEMENTS

   At the time the Fund enters into a repurchase agreement, the value of the underlying security, including accrued interest, will be equal to or exceed the value of the repurchase agreement, and, in the case of repurchase agreements exceeding one day, the value of the underlying security, including accrued interest, is required during the term of the agreement to be equal to or exceed the value of the repurchase agreement.

   The underlying securities for all repurchase agreements are held in safekeeping in an investment account of State Street Bank and Trust Company
(SSBT), the Fund's custodian, at the Federal Reserve Bank of Boston. In the case of repurchase agreements exceeding one day, SSBT's Money Market Department monitors the market value of the underlying securities by pricing them daily, and in the event any individual repurchase agreement is not fully collateralized, SSBT advises the Fund and additional collateral is obtained.

(8) PURCHASES AND SALES OF SECURITIES

   Purchases and proceeds of sales or maturities of long-term securities during the year ended December 31, 2002 were approximately:

Purchases of securities                              $ 224,214,000
Sales of securities                                  $ 261,579,000

(9) RELATED PARTY TRANSACTIONS

   A partner of Goodwin Procter LLP, counsel to the Fund, serves as a Director of the Fund. Fees earned by Goodwin Procter LLP amounted to approximately $248,000 for the year ended December 31, 2002. The Fund paid approximately $249,000 during the year ended December 31, 2002 to two officers of the Fund for the provision of certain administrative services.

CHANGE IN INDEPENDENT ACCOUNTANTS (UNAUDITED)

On June 27, 2002, the Board of Directors, upon the recommendation of the Board's Audit and Nominating Committee, determined not to retain Arthur Andersen LLP and approved a change in the Fund's independent auditors to KPMG LLP. For the fiscal years ended December 31, 2001 and December 31, 2000, Arthur Andersen LLP's audit reports on the Fund's financial statements contained no adverse opinion or disclaimer of opinion; nor were their reports qualified or modified as to uncertainty, audit scope, or accounting principals. Further, there were no disagreements between the Fund and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, which if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the disagreements in their report.

COMMON AND AUCTION TERM PREFERRED STOCK TRANSACTIONS

From time to time in the future, the Fund may effect redemptions and/or repurchases of its ATP as provided in the applicable constituent instruments or as agreed upon by the Fund and sellers. The Fund intends to effect such redemptions and/or repurchases to the extent necessary to maintain applicable asset coverage requirements.

The Fund may purchase shares of its Common Stock in the open market when the Common Stock trades at a discount to net asset value or at other times if the Fund determines such purchases are in the best interest of its stockholders. There can be no assurance that the Fund will take such action in the event of a market discount to net asset value or that Fund purchases will reduce a discount.

                     The New America High Income Fund, Inc.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The New America High Income Fund, Inc.

   We have audited the accompanying statement of assets and liabilities of The New America High Income Fund, Inc., including the schedule of investments, as of December 31, 2002, and the related statement of operations, statement of changes in net assets and financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2001 and the financial highlights for each of the years in the five-year period ended December 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on that financial statement and those financial highlights in their report dated February 1, 2002.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2002 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The New America High Income Fund, Inc. as of December 31, 2002, the results of its operations, changes in its net assets and financial highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                                              KPMG LLP

Boston, Massachusetts
January 31, 2003

DIRECTORS
Robert F. Birch
Joseph L. Bower
Richard E. Floor
Bernard J. Korman
Ernest E. Monrad

DIRECTOR EMERITUS
Franco Modigliani

OFFICERS
Robert F. Birch - President
Ellen E. Terry - Vice President, Treasurer
Richard E. Floor - Secretary

INVESTMENT ADVISOR
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, Maryland 21202

ADMINISTRATOR
The New America High Income Fund, Inc.
33 Broad Street
Boston, MA 02109
(617) 263-6400

CUSTODIAN
State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110

TRANSFER AGENT
EquiServe Trust Company N.A.
P.O. Box 43011
Providence, RI 02940-3011
(617) 328-5000 ext. 6406
(800) 426-5523

INDEPENDENT PUBLIC ACCOUNTANTS
KPMG LLP
99 High Street
Boston, MA 02110

Listed: NYSE
Symbol: HYB
Web site: www.newamerica-hyb.com

                     The New America High Income Fund, Inc.

INFORMATION ABOUT THE FUND'S DIRECTORS AND OFFICERS

INDEPENDENT DIRECTORS

                                                                                         NUMBER OF
                                                                                        PORTFOLIOS
                                                                  PRINCIPAL               IN FUND           OTHER
       NAME,            POSITION(S)    TERM OF OFFICE(2)        OCCUPATION(S)            COMPLEX(3)     DIRECTORSHIPS
  ADDRESS(1), AND        HELD WITH       AND LENGTH OF              DURING               OVERSEEN          HELD BY
   DATE OF BIRTH           FUND           TIME SERVED            PAST 5 YEARS           BY DIRECTOR        DIRECTOR
----------------------------------------------------------------------------------------------------------------------------
   Joseph L. Bower        Director         Director       Professor, Harvard Business         1       Director of Anika
   DOB: 09/21/38                          since 1988      School since 1963 - as                      Therapeutics, Inc.,
                                                          Donald K. David Professor                   Sonesta International
                                                          of Business Administration                  Hotels Corporation,
                                                          since 1986, Senior                          Loews, Corporation
                                                          Associate Dean, Chair of the                (a conglomerate),
                                                          Doctoral Programs, Chair of                 and Brown Shoe
                                                          the General Management                      Company, Inc.,
                                                          Area, and currently, Chair                  Independent
                                                          of the General Manager                      General Partner of
                                                          Program; member and                         ML-Lee
                                                          research fellow at the                      Acquisition Funds,
                                                          Institute of Politics since                 L.P., and Trustee of
                                                          1966; faculty member of the                 TH Lee-Putnam
                                                          John F. Kennedy School of                   Emerging
                                                          Government since 1969.                      Opportunities
                                                                                                      Portfolio.

   Bernard J. Korman      Director         Director       Chairman of the Board of            1       Director of
   DOB: 10/13/31                          since 1987      Directors of Philadelphia                   Kramont Realty
                                                          Health Care Trust.                          Trust, Omega
                                                                                                      Healthcare
                                                                                                      Investors, Inc. (real
                                                                                                      estate investment
                                                                                                      trust), The
                                                                                                      Pep Boys, Inc.
                                                                                                      (automotive
                                                                                                      supplies) and
                                                                                                      Nutramax
                                                                                                      Products, Inc. (a
                                                                                                      consumer healthcare
                                                                                                      products company).

(1) The address for each Director is c/o The New America High Income Fund,
    Inc., 33 Broad Street, Boston, MA 02109.
(2) Each Director serves as such until the next annual meeting of the Fund's stockholders and until the Director's successor shall have been duly elected and qualified.
(3) The New America High Income Fund, Inc. is not part of any fund complex.

                                                                                         NUMBER OF
                                                                                        PORTFOLIOS
                                                                  PRINCIPAL               IN FUND           OTHER
       NAME,            POSITION(S)    TERM OF OFFICE(2)        OCCUPATION(S)            COMPLEX(3)     DIRECTORSHIPS
  ADDRESS(1), AND        HELD WITH       AND LENGTH OF              DURING               OVERSEEN          HELD BY
   DATE OF BIRTH           FUND           TIME SERVED            PAST 5 YEARS           BY DIRECTOR        DIRECTOR
----------------------------------------------------------------------------------------------------------------------------
   Ernest E. Monrad       Director         Director       Trustee since 1960 and              1       Trustee Century
   DOB: 5/30/30                           since 1988      Chairman of the Trustees                    Shares Trust and
                                                          from 1969 to May 2001 of                    Century Small
                                                          Northeast Investors Trust;                  Cap Select
                                                          Chairman, Assistant
                                                          Treasurer and a Director
                                                          since 1981 of Northeast
                                                          Investors Growth Fund;
                                                          Director of Northeast
                                                          Investment Management, Inc.,
                                                          Northeast Management &
                                                          Research Co., Inc.

INTERESTED DIRECTORS AND OFFICERS

   Robert F. Birch(4)     Director and      Director       Private Investor and                1       Director of
   DOB: 3/12/36           President       since 1992      Consultant                                  Hyperion Funds and
                                                                                                      the Brandywine
                                                                                                      Funds

   Richard E. Floor(5)   Director and      Director       Partner through his                 1       Director of
   DOB: 8/3/40            Secretary       since 1987      professional corporation with               Affiliated Managers
                                                          the law firm of                             Group, Inc.
                                                          Goodwin Procter LLP,
                                                          Boston, Massachusetts

(1) The address for each Director is c/o The New America High Income Fund, Inc., 33 Broad Street, Boston, MA 02109.
(2) Each Director serves as such until the next annual meeting of the Fund's stockholders and until the Director's successor shall have been duly elected and qualified.
(3) The New America High Income Fund, Inc. is not part of any fund complex.
(4) As the Fund's President, Mr. Birch is an interested person of the Fund within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act").
(5) Mr. Floor is an interested person of the Fund within the meaning of the 1940 Act because, through his professional corporation, Mr. Floor is a partner of Goodwin Procter LLP, counsel to the Fund.

    Ellen E. Terry (D.O.B. 4/9/59), Vice President and Treasurer of the Fund since February 18, 1992, is the only executive officer of the Fund not named in the above table of interested Directors. Ms. Terry served as Acting President and Treasurer of the Fund from October 1991 through February 18, 1992, and as Vice President of the Fund prior to such time. Ms. Terry's address is: c/o The New America High Income Fund, 33 Broad Street, Boston, MA 02109. A Fund officer holds office until the officer's successor is duly elected and qualified, until the officer's death or until the officer resigns or has been removed.